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                                                                    EXHIBIT 4.23


                             MODIFICATION AGREEMENT
                             ----------------------

         THIS AGREEMENT, entered into on March 1st, 1998, between SUN HYDRAULICS CORPORATION, a Florida corporation ("Mortgagor"), whose post office address is 1500 University Parkway, Sarasota, FL 34243, and NORTHERN TRUST BANK OF FLORIDA, N.A. ("Mortgagee"), whose post office address is 1515 Ringling Boulevard, Sarasota, FL 34236.

                                  WITNESSETH:

         WHEREAS, Mortgagee is the owner and holder of a promissory note in the original principal amount of $6,187,000.00 dated June 14, 1996 ("Note"), and

         WHEREAS, the Note is secured by a real estate mortgage recorded in Official Records Book 1494, Page 6860, Public Records of Manatee County, Florida, and in Official Records Book 2894, Page 2289, Public Records of Sarasota County, Florida ("Mortgage"), by an assignment of leases recorded in Official Records Book 1494, Page 6872, Public Records of Manatee County, Florida, and in Official Records Book 2894, Page 2301, Public Records of Sarasota County, Florida ("Assignment of Leases"), and by a UCC-1 Financing Statement recorded in Official Records Book 1494, Page 6878 Public Records of Manatee County, Florida, and in Official Records Book 2894, Page 2307,
Public Records of Sarasota County, Florida, and filed with the Florida Secretary of State, file #96-0000129270 ("UCC-1") and

         WHEREAS, Mortgagor is the owner of the property encumbered by the Mortgage, which is more particularly described in Exhibit "A" attached hereto ("Property"), and the parties desire to modify the Note and Mortgage as hereinafter provided,

         NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other valuable considerations, and of the covenants and agreements of Mortgagor and Mortgagee, it is agreed as follows:

         1. The terms of the Note have been modified on even date herewith, as evidenced by modification note executed by Mortgagor ("Modification Note").
The unpaid principal balance of the Modification Note, together with accrued interest thereon, will be due and payable July 1, 2006. The Modification Note replaces the Note and is secured by the Mortgage, Assignment of Leases and UCC-1. All references to the Note contained in the Mortgage, Assignment of Leases, or any other loan document shall be deemed to refer to the Modification Note.

         2. This Agreement is intended solely as a modification of the existing Mortgage, and not as a novation thereof. It is the full purpose and intent of the parties hereto that the priority of the Mortgage remain effective as the original recording date and time of the Mortgage.

         3. Mortgagor hereby warrants to Mortgagee that there are no recorded or unrecorded mortgages, liens, or other encumbrances against the Property other than the Mortgage.

         4. Mortgagor agrees to keep and perform fully all of the terms, covenants and conditions of the Modification Note and Mortgage as modified hereby. All terms, covenants and conditions of the Mortgage which are not inconsistent herewith are hereby expressly confirmed, ratified and declared to be in full force and effect.

         5. State of Florida documentary stamps in the amount required by law were affixed to the Mortgage and were cancelled pursuant to law. The Modification Note qualifies for the exemption provided for in ss. 201.09, Florida Statutes, and therefore, no additional documentary stamps are now due or payable; however, in the event that the Department of Revenue, its agents or
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employees, notifies either Mortgagor or Mortgagee that the transaction which is the subject of this Modification Agreement is subject to payment of documentary stamp tax, intangible tax, or any other such tax, then, in such event, Mortgagor agrees to immediately remit to the Department of Revenue or to the Mortgagee the full amount of such tax deemed to be due and payable as requested by the Department of Revenue. Mortgagor may contest any liability for such tax payment; however, any such contest shall be taken solely at the election, cost, and expense of Mortgagor. The liability of Mortgagor under this provision shall survive the satisfaction of the obligations referenced hereunder. Any failure of Mortgagor to comply with the terms and provisions of this section shall constitute a default under the Modification Note, Mortgage, and all other loan documents executed in connection therewith.

         6. For and in consideration of Mortgagee's agreement to modify the terms of Mortgagor's loan as set forth in this Agreement, Mortgagor hereby waives any and all claims, causes of action, and defenses which it may have against Mortgagee arising prior to the execution of this Agreement and agrees to hold Mortgagee, its employees, officers, and agents harmless from all matters, claims, and liabilities existing or arising prior to the date hereof, Mortgagor acknowledges, represents, and warrants to Mortgagee that Mortgagor has no right of offset against the indebtedness evidenced by the Modification Note nor defenses or claims against Mortgage with respect to the Note, Mortgage, Modification Note, this Agreement, or any other loan documents executed in connection with any of the foregoing, or any other transaction or course of dealing between Mortgagor and Mortgagee arising out of or relating in any way to same.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.


                                    SUN HYDRAULICS CORPORATION,
                                    a Florida corporation


                                    By: /s/ Clyde G. Nixon
                                        ---------------------------------------
                                            Clyde G. Nixon
                                            As its President


                                    SUNINCO, INC., a Florida corporation

                                    By: /s/ Clyde G. Nixon
                                        ---------------------------------------
                                            Clyde G. Nixon
                                            As its President


                                                      MORTGAGOR


                                    NORTHERN TRUST BANK OF FLORIDA, N.A.


                                    By: /s/ Terence E. McGannon
                                        ---------------------------------------
                                            Terence E. McGannon
                                            As its Vice President


                                                      MORTGAGEE

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